EXHIBIT 12.1
                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)





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                                                   THREE MONTHS ENDING
                                                         MARCH 31,               YEAR ENDING DECEMBER 31,
                                                   ------------------  ------------------------------------------------------
                                                     2000      1999      1999        1998       1997       1996       1995
                                                   --------  --------  ---------  ----------  ---------  ---------  ---------
Fixed charges, as defined
  Interest charges                                 $ 9,520   $ 9,740   $ 38,231   $  50,253   $ 50,625   $ 43,884   $ 41,305
  Preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis             ---       ---        ---         ---        ---        ---        ---
                                                   --------  --------  ---------  ----------  ---------  ---------  ---------

      Total fixed charges                          $ 9,520   $ 9,740   $ 38,231   $  50,253   $ 50,625   $ 43,884   $ 41,305
                                                   ========  ========  =========  ==========  =========  =========  =========

Earnings, as defined (2):
  Earnings (loss) from continuing operations
    before income taxes and extraordinary item     $37,075   $ 6,186   $ 76,177   $(238,609)  $ 16,896   $ 20,945   $ 16,600
  Fixed charges, above                               9,520     9,740     38,231      50,253     50,625     43,884     41,305
  Less interest capitalized                         (4,523)   (3,390)   (14,539)    (23,215)   (25,818)   (27,102)   (16,211)
  Plus undistributed (earnings) loss of affiliates      13       ---         28         ---        ---       (118)     2,249
  Less preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis             ---       ---        ---         ---        ---        ---        ---
                                                   --------  --------  ---------  ----------  ---------  ---------  ---------

                                                   $42,085   $12,536   $ 99,897   $(211,571)  $ 41,703   $ 37,609   $ 43,943
                                                   ========  ========  =========  ==========  =========  =========  =========

RATIO OF EARNINGS TO FIXED CHARGES (1) (2)             4.4       1.3        2.6         ---        0.8        0.9        1.1
                                                   ========  ========  =========  ==========  =========  =========  =========

____________________

(1)     Earnings  were  inadequate  to  cover  fixed  for  the  years ended December 31, 1998, 1997 and 1996 by $261,824,000,
$8,922,000  and  $6,275,000,  respectively.
(2)     Earnings reflect nonrecurring writedowns and loss provisions of $1,220,000 for the three months ended March 31, 1999,
$5,159,000,  $348,064,000,  $46,153,000  and  $1,058,000  for  the  years  ended  December  31,  1999,  1998,  1996 and 1995, respectively.  Nonrecurring  gains  from  the  sale of  assets and other gains aggregated $442,000, $125,617,000, $6,253,000,
$22,189,000  and  $13,617,000  for  the  years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively. The ratio of earnings  to fixed charges if adjusted to remove nonrecurring items, would have been 1.4 for the three months ended March 31,
1999,  2.7,  0.2,  0.7,  1.4 and 0.8 for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.  Without nonrecurring  items,  earnings  would have been inadequate to cover fixed charges for the years ended December 31, 1998, 1997 and  1995  by  $39,377,000,  $15,175,000  and  $9,921,000,  respectively.

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